STATE OF DELAWARE

CERTIFICATE OF MERGER OF

ENERGY FINANCING COMPANY, L.L.C.

INTO

ALLEGHENY ENERGY SUPPLY LINCOLN
GENERATING FACILITY, LLC

          The undersigned, acting pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA"), the undersigned limited liability company executed the following Certificate of Merger:

1.  The name of the surviving limited liability company is Allegheny Energy Supply Lincoln Generating Facility, LLC ("Lincoln"), a Delaware limited liability company, and the name of the limited liability company being merged into this surviving limited liability company is Energy Financing Company, L.L.C. ("EFC"), a Delaware limited liability company.

2.  An Agreement of Merger (the "Agreement"), whereby EFC shall merge with and into Lincoln and whereby Lincoln shall merge with EFC, has been approved and executed by each of EFC and Lincoln pursuant to Subsection 18-209(b) of the DLLCA.

3. Lincoln shall survive the merger, and the name of the surviving entity shall be "Allegheny Energy Supply Lincoln Generating Facility, LLC".

4. The merger shall be effective at 11:59 p.m. on September 30, 2003.

5. The executed Agreement is on file at Lincoln's principal place of business at 4350 Northern Pike, Monroeville, PA 15146.

6. A copy of the Agreement will be furnished by the surviving entity on request and without cost to any member of EFC or Lincoln.

IN WITNESS WHEREOF, Lincoln, as the surviving entity in the merger, has caused this Certificate of Merger to be duly executed by the undersigned authorized person on September 30, 2003.

By: By:	ALLEGHENY ENERGY SUPPLY COMPANY, LLC, as Sole Member of Allegheny Energy Supply Lincoln Generating Facility, LLC /s/ David C. Benson David C. Benson Executive Vice President